Exhibit 99.1

CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA HOLDINGS FIRST QUARTER 2005 RESULTS

NET INCOME

$80 Million in Q1 05 (-5% vs. Q1 04)

ORIGINATIONS (PRESENT VALUE)

$193 Million in Q1 05 (+3% vs. Q1 04)

New York, New York, May 12, 2005 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced first quarter 2005 net income of $80.1 million, 4.6% lower than in last year’s comparable period due to prior-period gains from marking insured credit default swaps (CDS) to fair value.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS

(Dollars in millions)

	Three Months Ended March 31,
	2005	2004
Net Income	$80.1	$84.0
Less fair-value adjustments for insured credit default swaps, net of taxes (1)	(1.6)	10.2
Operating Earnings (1)	$81.7	$73.8

(1)                                  For definitions, see below, “Analysis of Financial Results — Operating Earnings.” Also see “Non-GAAP Measures,” below, for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Company increased first-quarter operating earnings 10.6% over the result in the same period of 2004.  See “Analysis of Financial Results,” below, for further discussion of earnings results.

Shareholders’ equity (book value) was $2.6 billion and non-GAAP adjusted book value (ABV) was $3.7 billion at March 31, 2005.  Over the past 12 months, after taking dividends into account, ABV grew 15.5% excluding investment portfolio realized and unrealized capital gains and losses and 14.5% including such gains and losses.  The Company’s management considers ABV to be a reasonable measure of the Company’s intrinsic value, exclusive of franchise value, and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone.  See “Non-GAAP Measures,” below, for a more detailed discussion of ABV and a reconciliation to the GAAP measure shareholders’ equity.

Present value (PV) originations, a non-GAAP measure, reached $192.7 million in the first quarter of 2005, 2.9% higher than in that quarter of 2004.

Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: “FSA got off to a good start in the first quarter of 2005. Despite the continued tight spread and highly competitive business environment, we surpassed last year’s origination results for the same period, continued mid-teens growth in adjusted book value per share and achieved respectable growth in operating earnings.

“While the biggest component of new production continued to be the U.S. municipal business, the U.S. asset-backed and European businesses also produced solid results.  In aggregate, the business was well diversified and priced to produce solid future returns on equity.  Looking ahead, we believe that the anticipated reduction in U.S. municipal new issue volume and the competitive pricing environment will be balanced by widening spreads in the asset-backed sector and expanding global opportunities.”

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended March 31,
	2005	2004
Gross par insured (dollars in billions)	$21.0	$19.2
PV originations (dollars in millions) (1)	192.7	187.2

(1)                                  Estimated by the Company as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums,  but only for business originated during the period; plus (b) the present value of net interest margin originated  (PV NIM originated) in the financial products segment, defined as the estimated interest to be received on the investments and the estimated interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs), discounted to present value.  The discount rate was 5.30% in 2005 and 5.62% in 2004 for all originations.  PV premiums originated, PV NIM originated and PV originations are non-GAAP measures.  Management believes that by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period.  For further discussion, see “Non-GAAP Measures” below.  For a reconciliation of PV premiums originated to gross premiums written, see below, “Analysis of Financial Results — Premiums.”

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

U.S. MUNICIPAL ORIGINATIONS

	Three Months Ended March 31,
	2005	2004
Gross par insured (dollars in billions)	$12.3	$11.0
PV premiums originated (dollars in millions)	76.8	89.4

The first quarter of 2005 saw the heaviest municipal market volume on record for a first quarter, with an estimated $98.0 billion of new issues coming to market, 13.2% more than in the first quarter of 2004, largely because of a significant increase in refundings.  Insurance penetration was approximately 62%, compared with 46% in last year’s comparable period.  In this environment, FSA insured approximately 24% of the par amount of insured new issues with sale dates in the first quarter.

Including both primary and secondary U.S. municipal obligations with closing dates in the first quarter, the par amount insured by FSA increased 12.1%, and non-GAAP PV premiums originated decreased 14.1%.  The decrease in PV premiums originated was due to both a highly competitive, tight-spread environment and a reduced contribution from the higher-premium health care sector.   The average return on FSA’s new municipal business met the Company’s return objectives.

U.S. ASSET-BACKED ORIGINATIONS

	Three Months Ended March 31,
	2005	2004
Gross par insured (dollars in billions)	$4.2	$5.1
PV premiums originated (dollars in millions)	60.8	34.9

U.S. asset-backed originations declined 18.7% in par volume, due primarily to declines in new residential mortgage and consumer finance originations.  However, the sector generated a 74.2% increase in PV premiums originated.  FSA executed a variety of transactions during the quarter in the consumer, residential and pooled corporate sectors.  Amendments to certain existing transactions at the request of issuers produced additional PV premiums without any corresponding increase in par insured.

INTERNATIONAL ORIGINATIONS

	Three Months Ended March 31,
	2005	2004
Gross par insured (dollars in billions)	$4.5	$3.1
PV premiums originated (dollars in millions)	42.3	47.4

FSA’s first-quarter international par insured increased 45.2%, but PV premium production decreased 10.8% because of a shift in the business mix to include substantially more Triple-A and Super Triple-A asset-backed transactions, which tend to have shorter terms and lower PV premiums relative to par than public infrastructure financings.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended March 31,
	2005	2004
Gross PV NIM originated (dollars in millions)	$12.8	$15.5

Non-GAAP PV NIM originated in the financial products segment decreased 17.4% for the first quarter.  Though demand for FSA-insured GICs remained strong in both the municipal and structured finance sectors, PV NIM declined because the Company invested primarily in highly liquid, Triple-A, short-dated floating rate instruments in anticipation of widening credit spreads.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. First-quarter net income decreased 4.6% to $80.1 million from $84.0 million in the first quarter of 2004.  The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income.

NOTEWORTHY ITEMS INCLUDED IN NET INCOME

(All items shown net of taxes. Dollars in millions)

	Three Months Ended March 31,
	2005	2004
Premiums from refundings and accelerations (1)	$5.3	$4.1
Realized gains (losses), net	(0.7)	0.4
Realized gains from assets acquired in refinancing transactions, net	3.5	—
Equity-based compensation (2)	(7.6)	(7.2)
Equity in earnings of SPS (3)	(0.5)	0.2
Dividends received from and equity in earnings of XLFA (4)	2.1	4.0
Fair-value adjustments for insured CDS (5)	(1.6)	10.2

(1)     Net of deferred acquisition cost amortization.

(2)     The Company has always included in net income the currently vested future-value payout cost of its performance share unit program, which is the Company’s only equity-based compensation program.

(3)     SPS Holding Corp. (SPS) is a mortgage servicing holding company in which the Company owns a minority interest. Due to the proposed sale of SPS, the Company is no longer eligible for a dividends received deduction and therefore recorded additional tax expense of $1.6 million to reverse the inception-to-date tax benefit. At March 31, 2005, the Company’s interest in SPS had a book value of $51.4 million.

(4)     The Company owns preferred shares of XL Financial Assurance Ltd (XLFA), a financial guaranty insurance company. XLFA reinsures business originated by FSA and other financial guarantors. In the fourth quarter of 2004, the Company began to account for its investment in XLFA as an equity security under Statement of Financial Accounting Standards No. 115 (SFAS 115).

(5)     This item is excluded from operating earnings.

OPERATING EARNINGS.  The Company defines operating earnings (a non-GAAP measure) as net income before the effects of fair-value adjustments for FSA-insured CDS that have investment-grade underlying credit quality and must be marked to fair value under Statement of Financial Accounting Standards No. 133 (SFAS No. 133).  CDS contracts are generally non-cancelable prior to maturity, and the Company views insured CDS risks as comparable to other insured risks.  In a typical CDS transaction, the Company, in exchange for an upfront or periodic premium, indemnifies the insured for economic losses related to specified reference obligations, primarily pools of corporate debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company.  In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings.  Management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will disappear over the finite terms of the exposures, which are typically five to seven years at inception.

First-quarter operating earnings of $81.7 million were higher than net income because they exclude pre-tax negative fair-value adjustments totaling $2.6 million.  The fair-value adjustments primarily reflect a slight widening of market credit spreads.  The comparable fair-value adjustments in the first quarter of 2004 were gains totaling $15.1 million.

PREMIUMS. The following table reconciles gross premiums written, which captures all premiums collected in a period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED

(Dollars in millions)

	Three Months Ended March 31,
	2005	2004
Gross premiums written	$164.0	$189.5
Gross installment premiums received	(76.9)	(72.0)
Gross upfront premiums originated	87.1	117.5
PV estimated installment premiums originated	92.8	54.2
PV premiums originated	179.9	171.7

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS

(Dollars in millions)

	Three Months Ended March 31,
	2005	2004
Net premiums written	$109.5	$116.5
Net premiums earned	94.9	92.2
Net premiums earned excluding effect of refundings and accelerations (1)	85.5	84.5

(1)                                  On an after-tax basis, $57.7 million in the first quarter of 2005 and $57.5 million in the first quarter of 2004.

For the first quarter, gross premiums written decreased 13.4% to $164.0 million, and net premiums written decreased 6.0% to $109.5 million, largely due to a decline in municipal originations, for which premiums are generally collected upfront.

For the first quarter, net premiums earned totaled $94.9 million, a 2.9% increase.  This includes $9.4 million of net premiums earned from refundings and accelerations, compared with $7.7 million in the first quarter of 2004.  Excluding premiums from refundings and accelerations, first-quarter net premiums earned increased 1.2%, reflecting growth in municipal earned premiums offset by a decline in asset-backed earned premiums.

NET INTEREST MARGIN.  First-quarter net interest margin for the financial products segment was $7.3 million in the first quarter of 2005, compared with $5.3 million a year ago.  The increase in net interest margin is due primarily to a larger book of GIC business in the first quarter of 2005.

INVESTMENT PORTFOLIO. First-quarter net investment income was $49.5 million, an increase of 20.4%.  The increase primarily reflects higher invested balances in the investment portfolio and the inclusion of XLFA dividends of $2.6 million.  Through the third quarter of 2004, the investment in preferred shares of XLFA was recorded as equity in earnings of an unconsolidated affiliate.  It is now treated as part of the investment portfolio in accordance with SFAS 115.  First-quarter net realized gains, including amounts from refinanced transactions, were $4.3 million, compared with $0.5 million a year ago.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) for the first quarter was 11.0%, versus 9.5% for the previous year’s first quarter.

EXPENSES AND RESERVES. For the first quarter, policy acquisition and other operating expenses increased to $42.1 million ($28.2 million after taxes) from $36.6 million ($24.9 million after taxes) in the previous year’s first quarter.  Of the $5.5 million increase, $2.8 million reflects changes in deferral rates, following an annual analysis of employee time allocated to new business production. Additionally, in the first quarter of 2005, expenses were increased by write-offs of $1.0 million of uncollectible receivables, and, in the first quarter of 2004, expenses were reduced by reversals of $1.3 million of expense accruals that had proven to be unnecessary.

The Company recorded losses and loss adjustment expenses incurred of $4.0 million ($2.7 million after taxes) compared with $7.7 million ($4.1 million after taxes) in the first quarter of 2004.  Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the first quarter, a net amount of $1.8 million was transferred from case reserves to the non-specific reserve, primarily reflecting adjustments to existing case reserves for certain CDO transactions.  Transfers between general and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.  At March 31, 2005, aggregate case and general reserves, net of reinsurance recoverables, totaled $147.9 million, compared with $144.5 million at December 31, 2004.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures).  Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation.  Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.  A more complete discussion of these non-GAAP measures appears in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which has been filed with the Securities and Exchange Commission.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated and PV originations.  In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.  PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period.  PV originations is the sum of PV premiums originated and PV NIM originated.  The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

ABV is reconciled to book value in the table below.  ABV consists of book value plus net deferred premium revenues and the estimated value of future contractual cash flows related to financial guaranty and financial products transactions in force as of the balance sheet date, less net deferred acquisition costs and fair-value adjustments for insured CDS.  An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information, which management uses in measuring performance and calculating a portion of employee compensation.  The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value.  Actual values may vary from the estimates.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO NON-GAAP ADJUSTED BOOK VALUE

(Dollars in millions)

	March 31, 2005	December 31, 2004
Shareholders’ Equity (Book Value) (1)	$2,586.7	$2,550.0
After-tax adjustments:
Plus net deferred premium revenues	878.1	868.6
Plus present value of future net installment premiums and PV NIM (2)	512.9	497.3
Less net deferred acquisition costs	207.4	200.3
Less fair-value adjustments for insured CDS	29.9	31.4
Adjusted Book Value	$3,740.4	$3,684.2

(1)                                  Includes the effect of after-tax unrealized gains in the investment portfolio, which was $152.5 million at March 31, 2005 and $177.8 million at December 31, 2004.

(2)                                  The discount rate varies according to the year of origination.  For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.  The rate was 5.30% in 2005 and 5.62% in 2004.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(Dollars in thousands)

	March 31, 2005	December 31, 2004
Contingency Reserve	$1,166,058	$1,099,462
Capital and Surplus	1,155,860	1,181,421
Qualified Statutory Capital	2,321,918	2,280,883
Net Unearned Premium Reserve	1,672,672	1,649,230
Loss and Loss Adjustment Expenses	45,770	48,142
Policyholder Capital and Reserves	4,040,360	3,978,255
Net Present Value of Installment Premiums	747,018	727,340
Third-Party Capital Support (1)	525,000	525,000
Total Claims-Paying Resources (2)	$5,312,378	$5,230,595

Net Insurance in Force (principal & interest)	$463,749,719	$454,359,331
Capital Ratio (3)	200:1	199:1
Claims-Paying Ratio (4)	87:1	87:1

(1)                                  Standby line of credit facility and money market committed preferred trust securities.

(2)                                  Total claims-paying resources refers to a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios.

(3)                                  Capital ratio is net insurance in force divided by qualified statutory capital.

(4)                                  Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                       projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts

•                       statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                       expected losses on, and adequacy of loss reserves for, insured transactions. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                       changes in capital requirements or other criteria of securities rating agencies applicable to financial guaranty insurers in general or to FSA specifically

•                       competitive forces, including the conduct of other financial guaranty insurers in general

•                       changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients

•                       changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results

•                       an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio

•                       inadequacy of reserves established by the Company for losses and loss adjustment expenses

•                       temporary or permanent disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures

•                       downgrade or default of one or more of FSA’s reinsurers

•                       the amount and nature of business opportunities that may be presented to the Company

•                       market conditions, including the credit quality and market pricing of securities issued

•                       capacity limitations that may impair investor appetite for FSA-insured obligations

•                       market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements

•                       prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA

•                       changes in the value or performance of strategic investments made by the Company, and

•                       other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world.  Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities.  FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc.  FSA Holdings is a member of the Dexia group, a leading European banking group.  For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2005	December 31, 2004
ASSETS
Bonds at fair value (amortized cost of $3,745,145 and $3,662,584)	$3,940,582	$3,914,763
Equity securities at fair value (cost of $54,300 and $54,300)	54,300	54,300
Short-term investments	188,113	321,071
Variable interest entities’ bonds at fair value (amortized cost of $1,296,208 and $1,346,109)	1,296,020	1,346,355
Variable interest entities’ short-term investment portfolio	49,763	1,194
Financial products bond portfolio at fair value (amortized cost of $9,409,471 and $7,914,471)	9,444,941	7,925,072
Financial products bond portfolio pledged as collateral at fair value (amortized cost of $5,908)	—	5,913
Financial products short-term investment portfolio	744,762	268,125
Total investment portfolio	15,718,481	13,836,793
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $110,746 and $151,895)	110,308	157,036
Securitized loans	348,973	371,092
Other	207,431	224,908
Total assets acquired in refinancing transactions	666,712	753,036
Cash	40,824	14,353
Deferred acquisition costs	319,117	308,015
Prepaid reinsurance premiums	773,352	759,191
Investment in unconsolidated affiliate	51,381	49,645
Reinsurance recoverable on unpaid losses	35,080	35,419
Other assets	1,325,288	1,324,355
TOTAL ASSETS	$18,930,235	$17,080,807

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,124,205	$2,095,423
Losses and loss adjustment expenses	183,020	179,941
Guaranteed investment contracts and variable interest entities’ debt	12,225,173	10,734,357
Deferred federal income taxes	212,447	216,619
Notes payable	430,000	430,000
Accrued expenses, minority interest and other liabilities	1,168,660	874,510
TOTAL LIABILITIES AND MINORITY INTEREST	16,343,505	14,530,850
COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital-common	899,912	900,215
Accumulated other comprehensive income (net of deferred income taxes of $80,645 and $91,926)	152,490	177,796
Accumulated earnings	1,533,993	1,471,611
Deferred equity compensation	20,177	23,528
Less treasury stock at cost (254,736 and 297,276 shares held)	(20,177)	(23,528)
TOTAL SHAREHOLDERS’ EQUITY	2,586,730	2,549,957
TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$18,930,235	$17,080,807

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended March 31,
	2005	2004

REVENUES:
Net premiums written	$109,502	$116,494

Net premiums earned	$94,881	$92,210
Net investment income	49,446	41,077
Net realized gains (losses)	(1,095)	495
Net interest income from financial products and variable interest entities	78,512	41,024
Financial products net realized gains (losses)	91	119
Net realized and unrealized gains (losses) on derivative instruments	(2,024)	13,039
Income from assets acquired in refinancing transactions	7,017	201
Net realized gains (losses) from assets acquired in refinancing transactions	5,433	—
Other income	5,158	7,357
TOTAL REVENUES	237,419	195,522
EXPENSES:
Losses and loss adjustment expenses	3,984	7,700
Interest expense	6,788	6,748
Policy acquisition costs	15,408	14,798
Net interest expense from financial products and variable interest entities	77,018	34,646
Other operating expenses	26,708	21,813
TOTAL EXPENSES	129,906	85,705
Minority interest	(2,404)	(4,603)
Equity in earnings of unconsolidated affiliates	1,736	4,886
INCOME BEFORE INCOME TAXES	106,845	110,100
Provision for income taxes	26,699	26,053
NET INCOME	80,146	84,047
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains (losses) on securities:
Holding gains (losses) arising during period	(22,489)	27,189
Less: reclassification adjustment for gains included in net income	2,817	497
Other comprehensive income (loss)	(25,306)	26,692
COMPREHENSIVE INCOME	$54,840	$110,739

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.